UGLY DUCKLING CORPORATION



November 1, 2001


Curt Phillips
Chief Financial Officer
Automotive Finance Corporation
310 East 96th Street
Suite 300
Indianapolis, IN 46240

RE: Ugly Duckling Corporation Master Loan and Security Agreement dated as of August 24, 2001


Dear Sir:

With this letter we are requesting a waiver of the Cashflow Interest Coverage Ratio contained in 11.6 (c) of the above referenced loan agreement for the quarter ended September 30, 2001 and the quarter ending December 31, 2001. We are in compliance with all other covenants of the agreement.

The reason for the current and expected shortfall in this covenant is due to a number of changes we are making in the business to improve long term portfolio performance. These changes include:

     1. Enhancing underwriting criteria through the implementation of credit scoring and increasing down payment requirements, resulting in slower sales, a smaller portfolio than forecasted and lower interest income from the smaller portfolio.

     2. The increase of loan loss reserves to the balance sheet resulting from higher than expected losses from older portfolios and a smaller base of originations in the quarter, as previously discussed.

In addition to the above, we are also making provision for the impact of a recession in the economy. Although we are making many improvements in our business model and we are confident we are underwriting better loans, we do not have the history to accurately assess the impact of a recession on our customer base. We have chosen to assume the portfolio in 2001 will not perform better than the portfolio of 2000 and adjusted the provision accordingly in the quarter and will take an additional provision in the last quarter of the year.


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We would also like to request a waiver of Section  12.2 of the above  referenced loan agreement to repurchase up to $10 million in our stock and/or bonds. Our stock is currently trading at less than 25% of book value and the purchase of our bonds would produce a return in excess of 20% based on the last trades. We recently received approval from our Board of Directors to complete either of these transactions in aggregate up to the $10 million limit.

Thank you for your time and consideration. I have provided an area on an attached page for your signature authorizing the waiver. Please call me with any further questions at 602-852-6635.



Sincerely,

/s/  BOB FULTON
     ---------------------------------------------------------------
Bob Fulton
Treasurer
Ugly Duckling Corporation


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The undersigned hereby waive the covenants requested:

Automotive Finance Corporation

By:      /s/ CURTIS L. PHILLIPS
         ---------------------------------------------
Name:    Curtis L. Phillips
         --------------------------
Title:   CFO
         --------------------------